EXHIBIT 99.1

Interactive Intelligence Reports Record Third Quarter Revenues
29 percent increase in revenues drives profitability

INDIANAPOLIS, Oct. 29, 2007 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications solutions, reported record results for the quarter and nine-month period ended Sept. 30, 2007.

For the third quarter, revenues in 2007 were a record $28.7 million, up 29 percent over revenues of $22.2 million in 2006. Operating income for the third quarter increased 23 percent to $2.1 million in 2007 from $1.7 million in 2006, which included stock-based compensation expense of $812,000 in 2007 and $451,000 in 2006. Diluted earnings per share (EPS) for the third quarter were $0.13 in 2007. EPS in the same quarter last year were $0.36, including a non-cash income tax benefit of $5.0 million, or $0.26 per share, recorded to reduce the valuation allowance for deferred tax assets.

For the third quarter, non-GAAP (generally accepted accounting principles) net income was $3.3 million in 2007, or EPS of $0.17, compared to non-GAAP net income of $2.2 million in 2006, or EPS of $0.12. The non-GAAP differences were due to exclusion of the non-cash income tax benefit recorded in the third quarter of 2006 and stock-based compensation expense recorded in both years.

“We are seeing growth in all major geographies,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “During the quarter we experienced strength in large contact center sales, as well as a rise in the licensing of our foundational voice over IP products, such as our gateways and media servers. These higher revenues are driving steady increases in profitability while we continue to invest in the development of new technology.”

For the nine months ended Sept. 30, revenues in 2007 were a record $79.9 million, up 35 percent over revenues of $59.4 million in 2006. Operating income for the nine months ended Sept. 30 increased 48 percent to $5.4 million in 2007 from $3.7 million in 2006, which included stock-based compensation expense of $2.3 million in 2007 and $1.6 million in 2006. EPS for the nine months ended Sept. 30 were $0.33 in 2007. EPS for the same period in 2006 were $0.48, including the non-cash income tax benefit of $5.0 million.

Cash and short-term investments as of Sept. 30, 2007 totaled $34.4 million, up from $27.1 million on Dec. 31, 2006. Cash flow from operations for the first nine months of 2007 was $9.8 million, compared to $6.6 million for the first nine months of 2006.

As further testament to its success in the contact center market, industry analyst firm, Gartner, positioned Interactive Intelligence in the leaders’ quadrant of its recently published Contact Center Infrastructure report.

An additional benchmark of the company’s continued growth was a jump this year of 21 spots to rank 209th among Software Magazine’s 500 largest global software and services suppliers.

Interactive Intelligence was also added earlier this year to the Russell 2000® Index, a listing of U.S. stocks from industry-leading small-cap companies.

Interactive Intelligence will host a conference call today, Oct. 29, at 4:30 p.m. EDT, featuring Dr. Brown and the company’s CFO, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 866.316.1372 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third quarter earnings call."

The teleconference will also be broadcast live on Interactive Intelligence’s investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and a non-cash income tax benefit. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with historical periods because certain historical periods did not include stock-based compensation expense for stock options or the non-cash income tax benefit related to the reduction in the valuation allowance for the deferred tax assets. Interactive Intelligence’s management uses these non-GAAP results to compare its performance to its competitors in the software industry. Because the stock-based compensation expense and non-cash tax benefit can vary significantly between companies, it is useful to compare results without these amounts. Management also uses financial statements that do not include stock-based compensation expense related for stock options or non-cash income tax benefits for its internal budgets.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications solutions for contact center automation, enterprise IP telephony, and enterprise messaging. The company was founded in 1994 and has more than 2,500 customers worldwide. Recent awards include Software Magazine’s 2007 Top 500 Global Software and Services Companies, the 2006 Network World 200, CRM Magazine’s 2006 Rising Star Excellence Award, and Network Computing Magazine’s 2006 Well-Connected Award. Interactive Intelligence employs more than 550 people and is headquartered in Indianapolis, Indiana. The company has six global corporate offices, with additional sales offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth and increasingly complex third-party relationships; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Product	$15,032	$12,143	$41,740	$30,590
Services	13,676	10,030	38,141	28,766
Total revenues	28,708	22,173	79,881	59,356
Cost of revenues:
Product	4,232	2,707	10,173	6,073
Services	5,533	3,828	15,475	10,121
Total cost of revenues	9,765	6,535	25,648	16,194
Gross profit	18,943	15,638	54,233	43,162
Operating expenses:
Sales and marketing	9,231	7,711	26,680	21,459
Research and development	4,348	3,519	12,472	9,933
General and administrative	3,310	2,739	9,660	8,106
Total operating expenses	16,889	13,969	48,812	39,498
Operating income	2,054	1,669	5,421	3,664
Other income (expense):
Interest income, net	412	162	1,268	382
Other income (expense), net	29	(25)	(69)	(89)
Total other income (expense)	441	137	1,199	293
Income before income taxes	2,495	1,806	6,620	3,957
Income tax benefit (expense)	37	4,912	(163)	4,735
Net income	$2,532	$6,718	$6,457	$8,692

Net income per share:
Basic	$0.15	$0.40	$0.37	$0.53
Diluted	$0.13	$0.36	$0.33	$0.48

Shares used to compute net income per share:
Basic	17,461	16,626	17,388	16,438
Diluted	19,407	18,545	19,336	18,010

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income, as reported	$2,532	$6,718	$6,457	$8,692
Non-cash stock-based compensation expense:
Cost of services	70	38	184	116
Sales and marketing	313	219	943	768
Research and development	153	69	411	179
General and administrative	276	125	748	545
Total	812	451	2,286	1,608

Non-cash income tax benefit	-	(5,000)	-	(5,000)
Non-GAAP net income	$3,344	$2,169	$8,743	$5,300

Operating income, as reported	$2,054	$1,669	$5,421	$3,664
Non-cash stock-based compensation expense	812	451	2,286	1,608
Non-GAAP operating income	$2,866	$2,120	$7,707	$5,272

Diluted EPS, as reported	$0.13	$0.36	$0.33	$0.48
Non-cash stock-based compensation expense	0.04	0.02	0.12	0.09
Non-cash income tax benefit	-	(0.26)	-	(0.28)
Non-GAAP diluted EPS	$0.17	$0.12	$0.45	$0.29

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$23,430	$13,531
Short-term investments	10,949	13,555
Accounts receivable, net	29,561	21,370
Deferred tax assets, net	1,314	1,314
Prepaid expenses	6,057	5,358
Other current assets	1,602	1,818
Total current assets	72,913	56,946
Property and equipment, net	7,165	5,469
Deferred tax assets, net	3,686	3,686
Other assets, net	1,769	674
Total assets	$85,533	$66,775

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,077	$7,885
Accrued compensation and related expenses	4,487	3,825
Deferred product revenues	6,818	5,910
Deferred services revenues	30,352	24,877
Total current liabilities	50,734	42,497

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	175	171
Additional paid-in-capital	76,588	72,528
Accumulated deficit	(41,964)	(48,421)
Total shareholders' equity	34,799	24,278
Total liabilities and shareholders' equity	$85,533	$66,775

Note 1: December 31, 2006 amounts derived from the audited Consolidated Balance Sheet included in the 2006 Annual Report on Form 10-K of Interactive Intelligence, Inc.

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Nine Months Ended
	September 30,
	2007	2006

Operating activities:
Net income	$6,457	$8,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,941	1,327
Accretion of investment income	(317)	(51)
Stock-based compensation expense	2,286	1,617
Deferred income tax	-	(5,000)
Loss on disposal of fixed assets	-	4
Changes in operating assets and liabilities:
Accounts receivable	(8,191)	(4,048)
Prepaid expenses	(699)	(1,733)
Other current assets	216	(71)
Other assets	(49)	(80)
Accounts payable and accrued liabilities	1,192	974
Accrued compensation and related expenses	662	372
Deferred product revenues	908	301
Deferred services revenues	5,426	4,328
Net cash provided by operating activities	9,832	6,632

Investing activities:
Purchases of available-for-sale investments	(15,192)	(10,895)
Sale of available-for-sale investments	18,115	5,189
Purchases of property and equipment	(3,601)	(1,866)
Acquisition of intangible and other assets	(1,033)	-
Net cash used in investing activities	(1,711)	(7,572)

Financing activities:
Proceeds from stock options exercised	1,628	2,258
Proceeds from issuance of common stock	150	138
Net cash provided by financing activities	1,778	2,396

Net increase in cash and cash equivalents	9,899	1,456
Cash and cash equivalents, beginning of period	13,531	11,551
Cash and cash equivalents, end of period	$23,430	$13,007

Cash paid for interest	$-	$46
Cash paid for taxes	147	314